Exhibit 5.1

LEBOEUF, LAMB, GREENE & MACRAE LLP
260 FRANKLIN STREET
BOSTON, MASSACHUSETTS 02110-3173
PHONE: 617-748-6800
FAX: 617-439-0341

February 2, 2007

Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110

Re: Safety Insurance Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Safety Insurance Group, Inc., a Delaware corporation (the “Registrant”), in connection with the filing of a Registration Statement on Form S-8 by the Registrant (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), providing for the registration of up to 1,250,000 shares of Common Stock, par value $0.01 per share, of the Registrant (the “Plan Shares”) issuable pursuant to the Safety Insurance Group, Inc. 2002 Management Omnibus Incentive Plan, as Amended (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

In expressing the opinion set forth below, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. As to any facts material to this opinion, we have relied upon the aforesaid documents, corporate records, certificates and instruments and inquiries of Registrant representatives.

Based upon the foregoing, we are of the opinion that upon issuance and delivery against payment therefor in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ LEBOEUF, LAMB, GREENE & MACRAE LLP